Exhibit 5.1

BUSINESS LEGAL ADVISORS, LLC 14888 Auburn Sky Drive, Draper, UT 84020 (801) 634-1984 brian@businesslegaladvisor.com	Brian Higley Attorney at Law Licensed in Utah

April 27, 2022

Board of Directors

IIOT-OXYS, Inc.

Re: IIOT-OXYS, Inc. Registration Statement on Form S-8

To Whom it May Concern:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by IIOT-OXYS, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 20,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), reserved for issuance under the Company’s 2022 IIOT-OXYS, Inc. Stock Incentive Plan (the “Plan”). In accordance with General Instruction E to Form S-8, the Shares to be registered as set forth above represent the number of shares that are issuable pursuant to the Plan. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. For purposes of this letter, we have assumed that such proceedings to be taken in the future will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

The opinion expressed below is limited to the laws of the State of Nevada (including the applicable provisions of the Nevada Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is our opinion that, when issued and sold in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. In addition, we give such consent on the condition and understanding that (i) this letter speaks only as of the date hereof and (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee, or to take into account changes in law, facts or any other developments of which we may later become aware.

Very truly yours,

Business Legal Advisors, LLC

/s/ Brian Higley
Brian Higley, Esq.